Filed Pursuant to Rule 433
Registration Statement No. 333-228614

Pricing Term Sheet

Dated September 28, 2020

The Bank of Nova Scotia

US$750,000,000 REOPENING OF SENIOR FLOATING RATE NOTES DUE 2023

(Bail-inable notes)

Issuer:	The Bank of Nova Scotia (the “Bank”)

Title of Securities:	Senior Floating Rate Notes due 2023 (Bail-inable notes) (the “Floating Rate Notes”)

Issuer Ratings:*	A2 / A+ / AA- (Moody’s / S&P / Fitch)

Expected Security Ratings:*	A2 / A- / AA- (Moody’s / S&P / Fitch)

Principal Amount Initially Issued on September 16, 2020:	US$850,000,000

Principal Amount to be issued in Reopening:

US$750,000,000

The Floating Rate Notes offered hereby (the “New Floating Rate Notes”) constitute a further issuance of, will be consolidated with, and will form part of the same series of notes as the US$850,000,000 aggregate principal amount of the Bank’s Floating Rate Notes due September 15, 2023, which were originally issued on September 16, 2020 (the “existing Floating Rate Notes”). The New Floating Rate Notes will have the same terms as the existing Floating Rate Notes, other than the issue date and the price to the public, will have the same CUSIP and ISIN numbers as the existing Floating Rate Notes, and will trade interchangeably with the existing Floating Rate Notes immediately upon settlement.

Principal Amount, After Giving Effect to Reopening:	After giving effect to this offering, there will be a total of US$1,600,000,000 aggregate principal amount of Floating Rate Notes of this series issued and outstanding.

Trade Date:	September 28, 2020

Settlement Date:	September 30, 2020 (T+ 2)

Maturity Date:	September 15, 2023

Price to Public:	100.000% of the principal amount of New Floating Rate Notes, plus Accrued Interest

Net Proceeds to the Bank After Commissions and Before Expenses:	US$748,125,000 (excluding Accrued Interest)

Accrued Interest:	Accrued interest from the start of the initial interest period for the New Floating Rate Notes to, but excluding, the date of delivery. Provided New Floating Rate Notes are delivered on September 30, 2020, accrued interest shall amount to

US$185,003.86. Such accrued interest will be paid to the Bank by the purchasers of the New Floating Rate Notes.

Interest Rate:	The interest rate on the New Floating Rate Notes for each interest period will be equal to Compounded SOFR plus the margin (the “interest rate”).

Compounded SOFR:	A compounded average of daily Secured Overnight Financing Rate (“SOFR”) determined by reference to the SOFR Index (as defined in the Prospectus Supplement (as defined below)) for each quarterly interest period in accordance with the specific formula described under “Details of the Offering—Interest—Floating Rate Notes—Compounded SOFR” in the Prospectus Supplement.

Margin:	+ 55 basis points (the “margin”)

Interest Payment Dates:	March 15, June 15, September 15 and December 15 of each year, commencing on December 15, 2020 (each, an “Interest Payment Date”).

Interest Period:	The period commencing on any Interest Payment Date (or, with respect to the initial interest period only, commencing on September 16, 2020) to, but excluding, the next succeeding Interest Payment Date, and in the case of the last such period, from and including the Interest Payment Date immediately preceding the Maturity Date to but excluding such Maturity Date (the “interest period”).

Interest Payment Determination Dates:	The date two U.S. Government Securities Business Days before each Interest Payment Date.

Observation Period:	In respect of each interest period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such interest period to, but excluding, the date two U.S. Government Securities Business Days preceding the Interest Payment Date for such interest period (or in the final interest period, preceding the Maturity Date).

Interest Calculation:	The amount of interest accrued and payable on the New Floating Rate Notes for each interest period will be calculated by the Calculation Agent and will be equal to the product of (i) the outstanding principal amount of the New Floating Rate Notes multiplied by (ii) the product of (a) the interest rate for the relevant interest period multiplied by (b) the quotient of the actual number of calendar days in such Observation Period divided by 360. See “Details of the Offering—Interest—Floating Rate Notes—Compounded SOFR” in the Prospectus Supplement. In no event will the interest on the New Floating Rate Notes be less than zero.

U.S. Government Securities Business Day:	Any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. Government Securities (each, a “U.S. Government Securities Business Day”).

Day Count:	Actual/360

Business Day Convention:	Modified Following, Adjusted

Calculation Agent:	Computershare Trust Company, N.A.

Canadian Bail-in Powers Acknowledgement:	Yes. The New Floating Rate Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP / ISIN:	064159YN0 / US 064159YN00

Joint Book-Running Managers:	Scotia Capital (USA) Inc. Deutsche Bank Securities Inc.

Billing and Delivery Agent:	Deutsche Bank Securities Inc.

* Note: A rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each of the ratings above should be evaluated independently of any other rating.

——————————————————————————————————————-

The New Floating Rate Notes are bail-inable debt securities (as defined in the Prospectus) and subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (Canada) (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the New Floating Rate Notes.

——————————————————————————————————————-

The Bank has filed a registration statement (File No. 333-228614) (including a base shelf prospectus dated December 26, 2018) and a final prospectus supplement dated September 11, 2020 relating to existing Floating Rate Notes (the “Prospectus Supplement,” and including the base shelf prospectus, the “Prospectus”) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. This pricing term sheet amends and supplements the Prospectus, and relates to the offering of the New Floating Rate Notes. Before you invest, you should read the Prospectus (as amended and supplemented by this pricing term sheet) and the documents incorporated therein by reference that the Bank has filed with the SEC for more complete information about the Bank and this offering of New Floating Rate Notes. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank or any underwriter participating in the offering will arrange to send you the Prospectus and any document incorporated therein by reference if you request such documents by calling Scotia Capital (USA) Inc. at 1-800-372-3930 or Deutsche Bank Securities Inc. at 1-800-503-4611.

3